Exhibit 10.23

2009 Bonuses, 2010 Base Salaries and Stock-Based Awards

On February 5, 2010, upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Volcano Corporation (the “Company”), the independent members of the Board approved cash bonuses to be paid to the “named executive officers” (as defined under applicable securities laws) of the Company for performance in the year ended December 31, 2009 and their respective annual base salaries for 2010, effective January 1, 2010. In addition, as part of the Company’s annual equity compensation grant process, the independent members of the Board approved the grant of restricted stock unit awards (“RSUs”) and stock options to the Company’s named executive officers under the Company’s 2005 Equity Compensation Plan, as amended and restated (the “Plan”).

The table below sets forth the cash bonuses and base salaries approved for each named executive officer of the Company, as well as the number of RSUs and the number of shares subject to stock options granted to each such named executive officer on February 5, 2010, along with a brief description of the vesting provisions applicable to such RSUs and stock option grants.

Named Executive Officer	Title	2009 Bonus ($)		2010 Base Salary ($)		Number of RSUs (1)	Number of Shares Subject to Stock Options (2)
R. Scott Huennekens	President and Chief	$500,000		$500,000		50,000	100,000
	Executive Officer

John T. Dahldorf	Chief Financial Officer	140,000		309,000		14,340	25,158
	and Secretary

Vincent J. Burgess	Group President,	115,000		309,000		14,340	25,158
	Advanced Imaging
	Systems

Michel E. Lussier	Managing Director of	70,000		383,217	(3)	14,340	25,158
	Volcano Europe

Jorge J. Quinoy	Executive Vice President,	—	(4)	306,000		10,000	20,000
	Global Sales

(1)	25% of the RSUs will vest, if at all, each year on the anniversary of the grant date, subject to the individual’s continued service through each such date, so that the award is fully vested on the fourth anniversary of the grant date.

(2)	1/48th of the shares underlying such option shall vest in equal monthly installments over a period of four years commencing on the date of grant, subject to the individual’s continued service through each such date.

(3)	Mr. Lussier’s salary reflects the conversion of his salary from euros at the applicable exchange rate on February 5, 2010.

(4)	Mr. Quinoy was not eligible to receive a cash bonus for the year ended December 31, 2009; however, Mr. Quinoy earned $153,315 in sales commissions for the year ended December 31, 2009.

The RSUs are evidenced by a Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement (together, the “RSU Agreement”), which, together with the Plan, set forth the terms and conditions of the RSUs. The stock options are evidenced by a Stock Option Agreement (the “Stock Option Agreement”), which, together with the Plan, set forth the terms and conditions of the stock options. The exercise price of the stock options is $19.07 per share, which is equal to the fair market value of the Company’s common stock on the date of grant, and have a term of seven years.

The foregoing is only a brief description of the material terms of the RSUs and the stock options granted to the named executive officers on February 5, 2010, does not purport to be complete and is qualified in its entirety by reference to the Plan, the forms of RSU Agreement under the Plan and the form of Stock Option Agreement under the Plan. A copy of the Plan, as amended and restated was previously filed as Appendix A to the Company’s definitive proxy statement on Form DEF 14A, as filed with the Securities and Exchange Commission (“SEC”) on June 2, 2009. A copy of the forms of RSU Agreement and Stock Option Agreement under the Plan is filed as Exhibit 10.2 and 10.3, respectively, to the Company’s Current Report on Form 8-K, as filed with the SEC on February 11, 2010.